SETTLEMENT AGREEMENT
(In accordance with section 7:900 of the Dutch Civil Code)
BETWEEN:

(1)	R. HENDRIKSE, an individual, born on 28 February 1967, residing at Isaac Da Costalaan 6, 1401 BH Bussum, the Netherlands (the "Employee");
and

(2)	IPASS (UK) LTD., 7th Floor (North), Brettenham House, 5 Lancaster Place, London WC2E 7EN, United Kingdom (the "Company");
(the Employee and the Company hereinafter jointly referred to as the "Parties"),
WHEREAS:

(a)
the Employee has been employed by the Company from 1 October 2004 until 1 January 2011. The Employee was rehired with effect from 1 January 2011, on the basis of an employment agreement for an indefinite period of time, dated 24 January 2011, as amended afterwards (the "Employment Agreement");

(b)	currently, the Employee is employed in the position of Vice President, Worldwide Sales against a last earned salary of EUR 200,000 gross per annum, including holiday allowance and annual allowance;

(c)
due to business organisational reasons with an impact on the position of the Employee, a difference of opinion has arisen between the Parties on the Employee's future within the Company. The Parties have concluded that they are unable to resolve the issue within a reasonable time frame;

(d)
as a result, the Company has taken the initiative to terminate the Employment Agreement. The termination of the Employment Agreement is not related to an urgent cause (dringende reden) as referred to in article 7:678 of the Dutch Civil Code;

(e)
the Parties have agreed to settle all outstanding matters in respect of the termination of the Employment Agreement taking into account the Executive Corporate Transaction and Severance Benefit Plan as described in Appendix A to the Employment Agreement (the "Severance Plan") under the terms and conditions set forth hereinafter (the "Agreement"); and

(f)
the Employee is fully aware of the content of this Agreement and its consequences and has been given the opportunity to consider and receive expert advice about it and has done so with his legal advisor.

HEREBY IT IS AGREED AS FOLLOWS

1.	TERMINATION OF EMPLOYMENT/ RESIGNATION

1.1	The Employment Agreement will be terminated as per 31 May 2015 (the "Termination Date"), by mutual consent on the initiative of the Company.

1.2	To the extent required, the Employee hereby resigns from his position as officer and/or any other corporate positions held by him within the group of companies to which the Company belongs.

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2.	ACTIVITIES, SALARY AND OTHER BENEFITS

2.1
Ultimately as per the signing of this Agreement, the Employee will be released from performing his duties under the Employment Agreement until the Termination Date. The Employee shall, until the Termination Date, be available to the Company in order to properly transfer the Employee's responsibilities to persons designated by the Company. The Company will continue to pay to the Employee his regular base salary and emoluments until the Termination Date, unless specifically mentioned otherwise in this Agreement.

2.2	The Employee is hereby reminded to act as a good employee and to refrain from any actions, which may result in any liability towards the Company.

3.	COMPENSATION

3.1
The Company will pay to the Employee a total amount of EUR 207,200 gross (the "Compensation") as a compensation for loss of income as a result of the termination of his employment. The Compensation is built up as follows:

3.1.1
In accordance with section 4 of the Severance Plan and in the understanding that under the Severance Plan; 1) the termination of the Employment Agreement qualifies as a Covered Termination, 2) the Employee is a Tier I participant, and 3) the Employee's performance rating in the most recent performance evaluation cyclus was rated equivalent or greater than "Meets Expections", the Company will pay to the Employee (i) EUR 118,750 gross as cash severance payment, and (ii) EUR 31,250 gross as additional cash severance payment.

3.1.2	The Company will pay the Employee three months of base salary (including holiday allowance and annual allowance) in lieu of notice, equaling an amount of EUR 50,000 gross.

3.1.3	The Company will pay the Employee an amount of EUR 7,200 gross (being six times EUR 1,200 gross) as an additional compensation for the amendment of the Company's pension plan as of 1 January 2015.

3.2	Payment of the Compensation will take place on the first payroll date after the Termination Date after withholding of the applicable taxes and social security premiums.

3.3
The Employee hereby accepts the Compensation and the Employee confirms he has no further entitlement to compensation in relation to his employment or the termination thereof, including but not limited to payments under his target annual bonus or any other bonus or profit sharing schemes (ex gratia or otherwise), commission payments, pension schemes, stock options, employee share programmes and/or grants, allowances or accrued holidays, or compensation for the fact that the so-called fictitious notice period (fictieve opzegtermijn) will continue after the Termination Date, unless specifically mentioned otherwise in this Agreement. To the extent any such rights exist he waives any rights or entitlements under the relevant schemes, allowances and or (other) programmes.

4.	FINAL PAYMENT

4.1	After the Termination Date, a normal final payment will take place. In the final payment any amounts due by the Employee to the Company will be set off. All outstanding holidays

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will be deemed taken as per the Termination Date. The final payment will take place on the first payroll date after the Termination Date.

4.2
The Employee may submit any outstanding expense claims with supporting receipts prior to the Termination Date and shall be reimbursed in respect of such claims subject to the Company's normal expenses policy.

5.	VARIABLE BONUS

5.1
For the calendar year 2015, the Employee may be entitled to a pay-out under the Executive Management Bonus Plan in accordance with the relevant plan rules in relation to the quarter ending 31 March 2015. The relevant pay-out, if any, will take place in accordance with the regular salary payments and after withholding of the applicable taxes and social security premiums.

5.2	The Employee is not entitled to any (further) payment under the Executive Management Bonus Plan for the period after 31 March 2015 or any preceding calendar year.

6.	EQUITY INCENTIVE PLAN
To the extent the Employee has been granted stock options, these will continue to vest normally until the Termination Date. The Employee will be entitled to exercise any vested stock options within a period of fifteen (15) months from the Termination Date, to the extent permitted under and in accordance with the relevant provisions of the applicable regulations whereby possible adverse tax consequences will be for the account of the relevant Party.

7.	PENSION

7.1
Until the Termination Date, the Company shall in accordance with the Employment Agreement and the applicable pension regulations continue to comply with its obligations under the relevant pension scheme.

7.2
At the Termination Date, the Employee's membership in the pension scheme will be terminated and the Employee will be granted paid-up (premievrije) pension benefits, to be determined in accordance with the relevant pension scheme regulations and Clause 55 of the Dutch Pensions Act (Pensioenwet).

8.	LEGAL COSTS
The Company will compensate the Employee for the costs of legal advice incurred by the Employee with regard to the termination of the Employment Agreement, up to a maximum of EUR 750.- (excluding VAT, office charges and other expenses), provided that the invoice of the relevant legal advisor is submitted to the Company in the name of the Employee.

9.	REFERENCE
The Company will provide the Employee upon his request with a positive reference.

10.	RETURN OF PROPERTY / TRANSFER OF CONTRACT

10.1
Before or on the Termination Date, any property in the possession of the Employee that belongs to the Company and/or is obtained by the Employee in the exercise of his duties, including but not limited to mobile phones, tablets, software, diskettes, other computerised

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and electronic data carriers, papers, records, passwords, memoranda, plans, keys and key cards, credit cards and any other etcetera will be returned in good state to the Company or a third party designated by the Company. The Employee confirms that he will keep no copies of the property belonging to the Company or other materials.

10.2
Notwithstanding the foregoing, the Company will permit the Employee to retain the Company's laptop computer, tablet and smartphone provided for the Employee's use in connection with the Employment Agreement (together the "Excluded Hardware") and the Company hereby transfers its ownership interests in the Excluded Hardware to the Employee effective as of the Termination Date. Each of the Excluded Hardware is being provided to the Employee in "as is" conditions and without warranty or guarantee of any kind. The Employee is solely responsible for any tax consequences of the Company's transfer of its ownership interests in the Excluded Hardware. In addition, prior to the Termination Date or at the Company's earlier request, the Employee must provide the Excluded Hardware to the Company for the purpose of deletion of confidential and proprietary information, and licensed materials, from the Excluded Hardware.

10.3
The Company is willing to cooperate to the transfer of the Vodafone contract that is currently concluded in the Company's name to the Employee with effect as from the Termination Date. In such case, the costs related to the Vodafone contract will be borne by the Employee as from the Termination Date.

11.	CONFIDENTIALITY AND OTHER POST TERMINATION OBLIGATIONS

11.1
This Agreement, the settlement and details thereof will be kept strictly secret and confidential and each of the Parties hereto covenants with the other that they will not at any time hereafter disclose, divulge or communicate to any third party not immediately involved in the settlement negotiations, any detail and/or terms of the settlement, except in the event of any legal obligation to disclose the same or in the event this information is required by the semi-governmental unemployment institution called the UWV WERKbedrijf. The Parties hereto will not disclose, divulge or communicate to any third parties, any confidential, negative or damaging information about the other party concerned.

11.2	The Employee warrants that he:

11.2.1	has not withheld or failed to disclose any material fact concerning the performance of his duties with the Company or breach of any material term (express or implied) of his Employment Agreement; and

11.2.2
will continue to comply with the confidentiality obligations as set out in article 12 of the Employment Agreement, and acknowledges that he will remain to be bound to the related penalty clause (article 13 of the Employment Agreement).

11.2.3
will not, prior to the expiration of (12) twelve months after the Termination Date, without the consent of the Company in writing, directly or indirectly, or by action in concert with others, induce or influence, or seek to induce or influence, any person who is engaged by the Company as an employee, agent, independent contractor or otherwise, to terminate his/her employment or engagement, nor shall Employee, directly or indirectly, employ or engage, or solicit for employment or engagement, or advise or recommend to any other

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person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Company or any of its affiliates.

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12.	FINAL RELEASE

12.1
Subject to the provisions of this Agreement, both Parties hereby grant each other full and final release of any obligations existing between them on the basis of the Employment Agreement, related agreements or undertakings and/or with respect to the termination thereof. More specifically, the Employee waives any (other) claims he may have against the Company, its affiliates and/or any officers, directors, employee, agents or representatives of the Company or its affiliates.

12.2
Notwithstanding the foregoing, the Employee hereby explicitly acknowledges and agrees that despite the final release as stipulated in this clause 12, he will continue to be bound to section 8 of the Severance Plan (Reemployment).

13.	MISCELLANEOUS

13.1
The Agreement is to be considered as a settlement agreement (vaststellingsovereenkomst) in the meaning of section 7:900 of the Dutch Civil Code (Burgerlijk Wetboek). If in any legal proceedings regarding the termination of the Employment Agreement any judgment of a competent court deviates from the provisions of the Agreement concerning the Termination Date or the amount of the Compensation to be paid, the settlement between the Parties as laid down in the Agreement will prevail nonetheless. The Parties hereby declare to forfeit their right to execute any such deviating court decision.

13.2
The Parties waive any rights they may have to dissolve, nullify or amend the Agreement either in or outside of court on the basis of section 6:265, 6:228 or 6:230 of the Dutch Civil Code (Burgerlijk Wetboek).

13.3
In case one or more provisions of the Agreement are ruled to be invalid, this will not affect the validity of the remaining provisions of the Agreement. In such case, the Parties will enter into mutual consultation to replace the provisions in question by valid provisions that differ as little as possible from the provisions found to be invalid.

13.4
The Agreement contains all present mutual and the sole obligations of the Parties from the date of signing the Agreement and sets aside earlier oral or written agreements and/or draft agreements, negotiations, commitments and correspondence.

13.5	Alterations to the Agreement can only be agreed between the Parties in writing.

13.6
All payments and benefits under this Agreement will be made or granted subject to withholding of the applicable taxation and social security premiums unless, it follows from the nature of the payment or benefit that it can be made free of such withholdings.

13.7	The Agreement is governed by Dutch law and any disputes that may arise in connection with this Agreement will be submitted to the competent court of Amsterdam, the Netherlands.
In witness whereof Company and the Employee have signed this Agreement in two original copies on May 8, 2015.

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/s/ J. Michael Badgis                    /s/ Rene Hendrikse
iPASS (UK) LTD                     RENE HENDRIKSE

By:     J. Michael Badgis
Title:     Senior Vice President, Worldwide
Human Resources & Administration

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